SOUND FINANCIAL BANCORP, INC.

Sound Financial Bancorp, Inc. Q2 2020 Results

Seattle, WA, July 24, 2020 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $2.1 million for the quarter ended June 30, 2020, or $0.82 diluted earnings per share, compared to net income of $1.0 million, or $0.38 diluted earnings per share, for the quarter ended March 31, 2020 and $1.8 million, or $0.71 diluted earnings per share, for the quarter ended June 30, 2019. The Company also announced today that the Board of Directors has declared a cash dividend on Company common stock of $0.15 per share, payable on August 19, 2020 to stockholders of record as of the close of business on August 5, 2020.

Comments from President & Chief Executive Officer

"While continuing to work in a remote environment, our employees funded 782 Paycheck Protection Program loans totaling $73.1 million as of June 30, 2020, saving numerous jobs in our market," according to President and CEO Laurie Stewart. "These loans resulted in increased deposits and liquidity for the Company. Residential refinance volumes also exceeded all past performance. I am extremely gratified by our employees ability to work with borrowers to generate or modify loans while facing difficulty during the pandemic."

Laurie Stewart, President & CEO, Sound Financial Bancorp, Inc. & Sound Community Bank

Q2 2020 Financial Performance

Total assets increased $134.0 million, or 18.2% to $871.7 million at June 30, 2020, from $737.6 million at March 31, 2020, and increased $185.7 million or, 27.1% from $686.0 million at June 30, 2019

Loans held-for-portfolio increased 10.4% to $690.7 million at June 30, 2020, from $625.4 million at March 31, 2020 and increased 22.2% from $565.4 million at June 30, 2019. Paycheck Protection Program (PPP) loans were $73.1 million at June 30, 2020

Total deposits increased 9.4% to $694.3 million at June 30, 2020, from $634.6 million at March 31, 2020 and increased 19.8% from $579.5 million at June 30, 2019. Noninterest-bearing deposits increased $32.4 million, or 29.4% compared to March 31, 2020 and increased $46.3 million, or 48.1% compared to June 30, 2019

Total borrowings increased $72.3 million to $79.8 million at June 30, 2020, from $7.5 million at March 31, 2020, and increased $63.6 million, or 391.3% from $16.3 million at June 30, 2019. PPP lending facility was $72.3 million at June 30, 2020, which we utilized to retain capital neutral treatment for PPP loans.

The Bank continued to maintain capital levels in excess of the regulatory requirements and was categorized as "well-capitalized" at June 30, 2020

Net interest income increased 2.5% to $6.9 million for the quarter ended June 30, 2020, from $6.7 million for the quarter ended March 31, 2020 and increased 6.7% from $6.5 million for the quarter ended June 30, 2019

Cost of funds were 1.05% for the quarter ended June 30, 2020, compared to 1.22% for the quarter ended March 31, 2020 and 1.27% for the quarter ended June 30, 2019

Net gain on sale of loans were $1.3 million for the quarter ended June 30, 2020, compared to $318,000 for the quarter ended March 31, 2020 and $204,000 for the quarter ended June 30, 2019.

Operating Results

Net interest income increased $168,000, or 2.5%, to $6.9 million during the quarter ended June 30, 2020, compared to $6.7 million during the quarter ended March 31, 2020 and increased $434,000, or 6.7%, from $6.5 million during the quarter ended June 30, 2019. The increase from the prior quarter and the same quarter one year ago was primarily a result of higher interest income, combined with lower interest expense.

Interest income increased $62,000, or 0.7%, to $8.7 million during the quarter ended June 30, 2020, compared to $8.6 million during the quarter ended March 31, 2020 and increased $368,000, or 4.4%, compared to $8.3 million during the quarter ended June 30, 2019. Interest income on loans increased $223,000, or 2.7%, to $8.6 million for the quarter ended June 30, 2020, compared to $8.4 million for the quarter ended March 31, 2020, and increased $715,000, or 9.0%, compared to $7.9 million for the quarter ended June 30, 2019, due to higher average loan balances resulting primarily from loans made by the Bank through its participation in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”). The average balance of loans held-for-portfolio was $683.6 million for the quarter ended June 30, 2020, compared to $621.8 million for the quarter ended March 31, 2020 and $575.9 million for the quarter ended June 30, 2019. The average yield on loans held-for-portfolio was 5.07% for the quarter ended June 30, 2020, compared to 5.43% for the quarter ended March 31, 2020 and 5.51% or the quarter ended June 30, 2019. Interest income on the investment portfolio decreased $161,000, or 67.6%, to $77,000 during the quarter ended June 30, 2020, compared to $238,000 during the quarter ended March 31, 2020, and decreased $347,000, or 81.8%, compared to $424,000 during the quarter ended June 30, 2019. The decrease in the interest income on investment securities compared to the prior quarter and the same quarter one year ago was due to lower average yields.

Interest expense decreased $106,000, or 5.5%, to $1.8 million for the quarter ended June 30, 2020, compared to $1.9 million for the quarter ended March 31, 2020 and decreased $66,000, or 3.5%, compared to $1.9 million for the quarter ended June 30, 2019. The decrease from the prior quarter was a result of lower weighted-average cost of deposits following the emergency cuts in the targeted federal funds rate totaling 150 basis points during March 2020 in response to the COVID-19 pandemic, as well as a higher percentage of noninterest bearing deposits to total deposits. The decrease from the comparable period a year ago was a result of lower weighted-average balance and cost of borrowings. The weighted average cost of deposit decreased to 1.03% for the quarter ended June 30, 2020, down 17 basis points from 1.20% for the quarter ended March 31, 2020, and down 11 basis points from 1.14% for the quarter ended June 30, 2019, reflecting in part the increase in noninterest-bearing deposits resulting primarily from borrowers depositing their PPP loan proceeds into deposit accounts at the Bank.

Net interest margin was 3.69% for the quarter ended June 30, 2020, compared to 3.96% for the quarter ended March 31, 2020 and 4.03% for the quarter ended June 30, 2019. The decrease compared to a year ago period was primarily due to yields earned on interest-earning assets declining at a faster rate than interest rates paid on interest-bearing liabilities. The average yield on PPP loans was 2.83%, including the recognition of the net deferred fees, resulting in a negative impact to the net interest margin of 6 basis points during the quarter ended June 30, 2020.

The Company recorded a provision for loan losses of $400,000 for the quarter ended June 30, 2020, compared to a provision for loan losses of $250,000 for the quarter ended March 31, 2020 and a recapture from the allowance for loan losses of $200,000 for the quarter ended June 30, 2019. The increase in the provision primarily reflects probable credit deterioration as a result of the COVID-19 pandemic.

Noninterest income increased $870,000, or 122.7%, to $1.6 million for the quarter ended June 30, 2020, compared to
$709,000 for the quarter ended March 31, 2020 and increased $724,000, or 84.7%, from $855,000 for the quarter ended June 30, 2019. The increase from the sequential quarter and the same period a year ago was primarily due to an increase in gain on sale of loans, partially offset by a decrease in the mark-to-market adjustment on fair value of mortgage servicing rights. Loans sold during the quarter ended June 30, 2020, totaled $57.3 million, compared to $14.1 million and $9.4 million during the quarters ended March 31, 2020 and June 30, 2019, respectively as the volume of loans originated for sale increased significantly due to refinance activity increasing as a result of the recent reductions in market interest rates.

Noninterest expense decreased $540,000, or 9.1%, to $5.4 million for the quarter ended June 30, 2020, compared to $5.9 million for the quarter ended March 31, 2020 and increased $174,000, or 3.3%, from $5.2 million for the quarter ended June 30, 2019. The decrease from the quarter ended March 31, 2020 was primarily a result of decreases in salaries and benefits expense of $417,000 and regulatory assessment expense of $130,000 during the quarter. Salaries and benefits expense decreased due to an increase in deferred commissions payable in connection with loan originations. Regulatory assessments decreased from prior quarter due to state examination expense not accrued but paid during the quarter ended March 31, 2020.

The increase in noninterest expense compared to the quarter ended June 30, 2019 was primarily due to increases of $185,000 in data processing and $164,000 in salaries and benefits expense, partially offset by a $124,000 decrease in operations expense. Data processing expense increased due to recording of systems expenses to data processing upon renewal of existing agreements and technology investments made in 2020. Salaries and benefits expense increased due to increase in employee headcount compared to a year ago. Operations expense decreased due to a lower professional and consulting fees and lower travel and conference expenses compared to the same quarter a year ago.

The efficiency ratio for the quarter ended June 30, 2020 was 63.79%, compared to 79.95% for the quarter ended March 31, 2020 and 71.50% for the year ended June 30, 2019. The improvement in the efficiency ratio for the current quarter compared to the prior quarter and the comparable quarter in 2019 was primarily due to higher interest income and noninterest income, and for the prior quarter, lower noninterest expense.

Balance Sheet Review, Capital Management and Credit Quality

Total assets at June 30, 2020 were $871.7 million, compared to $737.6 million at March 31, 2020 and $686.0 million at June 30, 2019. The increase in assets from the sequential quarter was primarily due to a higher balances of loans held-for-portfolio, loans held-for-sale and cash and cash equivalents, partially offset by a decrease in available-for-sale securities. The increase from a year ago was primarily a result of a higher balances in loans held-for-portfolio and loans held-for-sale, cash and cash equivalents and available-for-sale securities.

Cash and cash equivalents increased $68.5 million, or 110.6%, to $130.5 million at June 30, 2020, compared to $62.0 million at March 31, 2020, and increased $50.1 million, or 62.3%, compared to $80.4 million at June 30, 2019. The increase from prior quarter and a year ago was due to increase in cash from borrowing through the Paycheck Protection Program Lending Facility (PPPLF). Under the PPPLF, the Bank pledged PPP loans at face value as collateral to obtain Federal Reserve Bank non-recourse loans. PPPLF loans are risk-weighted at zero percent and have no impact on our leverage ratio and the Bank also receives a favorable borrowing rate of 35 basis points.

Available-for-sale securities totaled $10.2 million at June 30, 2020, compared to $11.2 million at March 31, 2020, and $5.0 million at June 30, 2019. Increase in available for sale securities from a year ago was due to purchase of investment securities.

Loans held-for-portfolio increased to $690.7 million at June 30, 2020, compared to $625.4 million at March 31, 2020 and increased from $565.4 million at June 30, 2019, primarily driven by our origination of PPP loans. At June 30, 2020, compared to the prior quarter, commercial business loans increased $73.2 million, or 200.1%, to $109.7 million, primarily due to the origination of 782 PPP loans totaling $73.1 million. Construction and land loans increased $4.1 million, or 5.7%, to $76.1 million and consumer loans increased $921,000, or 1.2%, to $78.1 million, with the largest increase in consumer loans coming from other consumer, which increased $1.3 million, or 14.3%, compared to prior quarter. These increases were partially offset by decreases of $2.5 million in one-to-four family loans, $1.7 million in home equity loans and $7.0 million in commercial and multifamily loans. At June 30, 2020, compared to the comparable quarter in 2019, commercial business loans increased $76.2 million, or 227.4%, to $109.7 million primarily due to $73.1 million in PPP loans, commercial and multifamily real estate loans increased $46.8 million, or 20.7%, to $273.0 million, construction and land loans increased $5.9 million, or 8.4%, to $76.1 million, and consumer loans increased $9.6 million, or 13.9%, to $78.1 million, with the largest increase in consumer loans coming from loans for floating homes, which increased $6.0 million, or 14.9%. These increases were partially offset by decreases in one-to-four family loans, which decreased $7.6 million, or 5.2%, to $138.0 million and home equity loans, which decreased $3.8 million, or 16.5%, to $19.3 million. At June 30, 2020, commercial and multifamily real estate loans accounted for approximately 39.3% of total loans, one-to-four family loans, including home equity loans accounted for approximately 22.7% of total loans, and commercial business loans accounted for approximately 15.8% of total loans. Consumer loans accounted for approximately 11.2% of total loans and construction and land loans accounted for approximately 11.0% of total loans and loans at June 30, 2020.

Deposits increased $59.8 million, or 9.4%, to $694.3 million at June 30, 2020, compared to $634.6 million at March 31, 2020 and increased $114.8 million, or 19.8%, compared to $579.5 million at June 30, 2019. The increase in deposits compared to the prior quarter was due primarily to disbursements of PPP loan funds into borrowers’ deposit accounts as well as reduced withdrawals reflecting changes in customer spending habits due to the COVID-19 pandemic. The increase in deposits compared to year ago was due to increases in the balance of all deposit products. We continue our efforts to increase noninterest-bearing deposits, which increased $32.4 million, or 29.4% to $142.5 million at June 30, 2020, compared to $110.1 million at March 31, 2020 and increased $46.3 million, or 48.1% from $96.2 million at June 30, 2019.

Total borrowings consisting of PPPLF and FHLB advances increased $72.3 million, to $79.8 million at June 30, 2020, from $7.5 million at March 31, 2020, and increased $63.6 million, or 391.3% compared to $16.3 million at June 30, 2019. The increase in borrowing is attributable entirely to borrowings from the PPPLF.

Nonperforming assets ("NPAs"), which are comprised of nonaccrual loans, nonperforming troubled debt restructurings ("TDRs"), other real estate owned ("OREO") and other repossessed assets decreased $774,000, or 16.0%, to $4.1 million at June 30, 2020, from $4.8 million at March 31, 2020 and decreased $50,000, or 1.2% from June 30, 2019. NPAs to total assets were 0.47%, 0.65% and 0.60% at June 30, 2020, March 31, 2020 and June 30, 2019, respectively. The allowance for loan losses totaled $6.0 million, or 0.87% of total loans outstanding, at June 30, 2020, compared to $5.9 million, or 0.93% of total loans outstanding, at March 31, 2020, and $5.4 million, or 0.95% of total loans outstanding, at June 30, 2019. Excluding PPP loans of $73.1 million which are 100% guaranteed by the SBA, the allowance for loan losses totaled 0.97% of total loans outstanding at June 30, 2020. Net loan charge-offs during the second quarter of 2020 totaled $262,000 compared to net loan recoveries of $3,000 for the first quarter 2020 and net loan charge-offs of $7,000 for the second quarter of 2019.

The increase in provision for loan losses in the current quarter not only reflects probable credit losses based upon the conditions that existed as of June 30, 2020, but also gives consideration to the potential effects from future impacts of the COVID-19 pandemic related to the industries in the loan portfolio that the Company believes may suffer the most losses as a result of the COVID-19 pandemic, such as the hospitality industry, which includes food and beverage, lodging and recreation. Our direct exposure to the hospitality industry included 14 loans, totaling $5.6 million at June 30, 2020. Seven of these borrowers were approved for PPP loans. One loan, totaling $10,000 is unsecured.

We are also providing payment relief for both consumer and business clients. As of quarter end at June 30, 2020, a total of 51 loans totaling $34.0 million have been modified, most of which involve interest only or payment deferrals that range from 90 to 180 days. All of these loan modification have been made in response to the COVID-19 pandemic and are not classified as troubled debt restructurings. We believe the steps we are taking are necessary to effectively manage our portfolio and assist our clients through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic.

The following table summarizes our NPAs (dollars in thousands, unaudited):

	June 30, 2020		March 31, 2020		June 30, 2019
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Nonperforming Loans:
One-to-four family	$1,670	41.2%	$1,820	42.9%	$980	23.9%
Home equity loans	222	5.4	285	6.6	557	13.6
Commercial and multifamily	352	8.7	353	8.3	649	15.8
Construction and land	—	—	386	9.1	82	2.0
Manufactured homes	117	2.9	162	3.8	240	5.8
Floating homes	282	7.0	282	6.6	—	—
Commercial business	837	20.6	384	9.0	528	12.9
Total nonperforming loans	3,480	85.8	3,672	86.5	3,036	73.9
OREO and Other Repossessed Assets:
One-to-four family	—	—	—	—	494	12.0
Commercial and multifamily	575	14.2	575	13.5	575	14.0
Total OREO and repossessed assets	575	14.2	575	13.5	1,069	26.0
Total nonperforming assets	$4,055	100%	$4,247	100.0%	$4,105	100%

The following table summarizes the allowance for loan losses (dollars in thousands, unaudited):

	For the Quarter Ended:
	June 30, 2020	March 31, 2020	June 30, 2019
Allowance for Loan Losses
Balance at beginning of period	$5,893	$5,640	$5,577
Provision (recapture) for loan losses during the period	400	250	(200)
Net (charge-offs) recoveries during the period	(262)	3	(7)
Balance at end of period	$6,031	$5,893	$5,370
Allowance for loan losses to total loans	0.97%	0.93%	0.95%
Allowance for loan losses to total nonperforming loans	173.30%	138.53%	176.88%

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one Loan Production Office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	Jun. 30, 2020	Mar. 31, 2020	Jun. 30, 2019	Sequential Quarter % Change	Year over Year % Change
Annualized return on average assets	1.08%	0.54%	1.07%	100.0%	0.9%
Annualized return on average equity	10.65	5.02	9.85	112.2	8.1
Annualized net interest margin	3.69	3.96	4.03	(6.8)	(8.4)
Annualized efficiency ratio	63.79%	79.95%	71.50%	(20.2)%	(10.8)%

PER COMMON SHARE DATA
(Shares in thousands, unaudited)

	At or For the Quarter Ended
	Jun. 30, 2020	Mar. 31, 2020	Jun. 30, 2019	Sequential Quarter % Change	Year over Year % Change
Basic earnings per share	$0.83	$0.38	$0.72	118.4%	15.3%
Diluted earnings per share	$0.82	$0.38	$0.71	115.8	15.5
Weighted-average basic shares outstanding	2,560	2,543	2,522	0.7	1.5
Weighted-average diluted shares outstanding	2,580	2,588	2,572	(0.3)	0.3
Common shares outstanding at period-end	2,595	2,592	2,563	0.1	1.2
Book value per share	$30.92	$30.19	$29.09	2.4%	6.3%

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended:
	Jun. 30, 2020	Mar. 31, 2020	Jun. 30, 2019	Sequential Quarter % Change	Year over Year % Change
Interest income	$8,708	$8,646	$8,340	0.7%	4.4%
Interest expense	1,812	1,918	1,878	(5.5)	(3.5)
Net interest income	6,896	6,728	6,462	2.5	6.7
Provision (recapture) for loan losses	400	250	(200)	60.0	100.0
Net interest income after provision (recapture) for loan losses	6,496	6,478	6,662	0.3	(2.5)
Noninterest income:
Service charges and fee income	429	494	479	(13.2)	(10.4)
Earnings on cash surrender value of bank-owned life insurance	90	15	78	500.0	15.4
Mortgage servicing income	235	244	256	(3.7)	(8.2)
Fair value adjustment on mortgage servicing rights	(437)	(362)	(162)	20.7	169.8
Net gain on sale of loans	1,262	318	204	296.9	518.6
Total noninterest income	1,579	709	855	122.7	84.7
Noninterest expense:
Salaries and benefits	2,818	3,235	2,654	(12.9)	6.2
Operations	1,326	1,394	1,450	(4.9)	(8.6)
Regulatory assessments	120	250	115	(52.0)	4.3
Occupancy	497	497	546	—	(9.0)
Data processing	645	570	460	13.2	40.2
Net loss and expenses on OREO and repossessed assets	—	—	7	nm	nm
Total noninterest expense	5,406	5,946	5,232	(9.1)	3.3
Income before provision for income taxes	2,669	1,241	2,285	115.1	16.8
Provision for income taxes	541	260	468	108.1	15.6
Net income	$2,128	$981	$1,817	116.9%	17.1%
nm = not meaningful

	Six Months Ended
	June 30, 2020	June 30, 2019	Year over Year % Change
Interest income	$17,354	$17,157	1.1%
Interest expense	3,730	3,662	1.9
Net interest income	13,624	13,495	1.0
Provision (recapture) for loan losses	650	(400)	62.5
Net interest income after provision (recapture) for loan losses	12,974	13,895	(6.6)
Noninterest income:
Service charges and fee income	923	925	(0.2)
Earnings on cash surrender value of bank-owned life insurance	105	186	(43.5)
Mortgage servicing income	479	498	(3.8)
Fair value adjustment on mortgage servicing rights	(800)	(486)	(64.6)
Net gain on sale of loans	1,581	695	127.5
Total noninterest income	2,288	1,818	25.9
Noninterest expense:
Salaries and benefits	6,053	6,293	(3.8)
Operations	2,720	3,084	(11.8)
Regulatory assessments	369	228	61.8
Occupancy	995	1,052	(5.4)
Data processing	1,215	960	26.6
Net loss and expenses on OREO and repossessed assets	—	9	(100.0)
Total noninterest expense	11,352	11,626	(2.4)
Income before provision for income taxes	3,910	4,087	(4.3)
Provision for income taxes	802	826	(2.9)
Net income	$3,108	$3,261	(4.7)%

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	Jun. 30, 2020	Mar. 31, 2020	Jun. 30, 2019	Sequential Quarter % Change	Year over Year % Change
ASSETS
Cash and cash equivalents	$130,537	$61,996	$80,422	110.6%	62.3%
Available-for-sale securities, at fair value	10,198	11,236	4,964	(9.2)	105.4
Loans held-for-sale	7,364	5,923	738	24.3	897.8
Loans held-for-portfolio	690,703	625,375	565,351	10.4	22.2
Allowance for loan losses	(6,031)	(5,893)	(5,370)	2.3	12.3
Total loans held-for-portfolio, net	684,672	619,482	559,981	10.5	22.3
Accrued interest receivable	2,346	2,205	2,108	6.4	11.3
Bank-owned life insurance, net	14,281	14,147	13,750	0.9	3.9
Other real estate owned ("OREO") and other repossessed assets, net	575	575	1,069	—	(46.2)
Mortgage servicing rights, at fair value	3,113	2,996	3,205	3.9	(2.9)
Federal Home Loan Bank ("FHLB") stock, at cost	1,164	1,164	1,510	—	(22.9)
Premises and equipment, net	6,675	6,877	6,683	(2.9)	(0.1)
Right-of-use assets	7,166	7,384	7,883	(3.0)	(9.1)
Other assets	3,570	3,651	3,643	(2.2)	(2.0)
TOTAL ASSETS	$871,661	$737,636	$685,956	18.2	27.1
LIABILITIES
Interest-bearing deposits	$551,841	$524,439	$483,310	5.2	14.2
Noninterest-bearing deposits	142,481	110,119	96,192	29.4	48.1
Total deposits	694,322	634,558	579,502	9.4	19.8
Borrowings	79,841	7,500	16,250	964.5	391.3
Accrued interest payable	204	224	195	(8.9)	4.6
Lease liabilities	7,561	7,766	8,226	(2.6)	(8.1)
Other liabilities	8,335	7,490	6,549	11.3	27.3
Advance payments from borrowers for taxes and insurance	1,163	1,851	669	(37.2)	73.8
TOTAL LIABILITIES	791,426	659,389	611,391	20.0	29.4
STOCKHOLDERS' EQUITY:
Common stock	25	25	25	—	—
Additional paid-in capital	26,894	26,776	25,926	0.4	3.7
Unearned shares – Employee Stock Ownership Plan ("ESOP")	(170)	(198)	(283)	(14.1)	(39.9)
Retained earnings	53,224	51,488	48,710	3.4	9.3
Accumulated other comprehensive income, net of tax	262	156	187	67.9	40.1
TOTAL STOCKHOLDERS' EQUITY	80,235	78,247	74,565	2.5	7.6
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$871,661	$737,636	$685,956	18.2%	27.1%

LOANS
(Dollars in thousands, unaudited)

	Jun. 30, 2020	Mar. 31, 2020	Jun. 30, 2019	Sequential Quarter % Change	Year over Year % Change
Real estate loans:
One-to-four family	$137,988	$140,525	$145,593	(1.8)%	(5.2)%
Home equity	19,286	20,981	23,095	(8.1)	(16.5)
Commercial and multifamily	273,046	280,046	226,235	(2.5)	20.7
Construction and land	76,089	72,011	70,205	5.7	8.4
Total real estate loans	506,409	513,563	465,128	(1.4)	8.9
Consumer Loans:
Manufactured homes	21,227	21,054	20,685	0.8	2.6
Floating homes	46,256	46,834	40,247	(1.2)	14.9
Other consumer	10,585	9,259	7,583	14.3	39.6
Total consumer loans	78,068	77,147	68,515	1.2	13.9
Commercial business loans	109,719	36,559	33,509	200.1	227.4
Total loans	694,196	627,269	567,152	10.7	22.4
Less:
Deferred fees, net	(3,493)	(1,894)	(1,801)	84.4	93.9
Allowance for loan losses	(6,031)	(5,893)	(5,370)	2.3	12.3
Total loans held for portfolio, net	$684,672	$619,482	$559,981	10.5%	22.3%

DEPOSITS
(Dollars in thousands, unaudited)

	Jun. 30, 2020	Mar. 31, 2020	Jun. 30, 2019	Sequential Quarter % Change	Year over Year % Change
Noninterest-bearing	$142,481	$110,119	$96,192	29.4%	48.1%
Interest-bearing	185,640	164,306	151,279	13.0	22.7
Savings	73,027	64,442	55,177	13.3	32.4
Money market	54,332	51,470	45,791	5.6	18.7
Certificates	238,842	244,221	231,063	(2.2)	3.4
Total deposits	$694,322	$634,558	$579,502	9.4%	19.8%

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended:
	Jun. 30, 2020	Mar. 31, 2020	Jun. 30, 2019	Sequential Quarter % Change	Year over Year % Change
Nonaccrual loans	$3,207	$3,672	$2,817	(12.7)%	13.8%
Nonperforming TDRs	273	582	219	(53.1)	24.7
Total nonperforming loans	3,480	4,254	3,036	(18.2)	14.6
OREO and other repossessed assets	575	575	1,069	—	(46.2)
Total nonperforming assets	$4,055	$4,829	$4,105	(16.0)	(1.2)
Net (charge-offs) recoveries during the quarter	(262)	3	(7)	8,633.3	3,642.9
Provision (recapture) for loan losses during the quarter	400	250	(200)	60.0	300.0
Allowance for loan losses	6,031	5,893	5,370	2.3	12.3
Allowance for loan losses to total loans	0.97%	0.93%	0.95%	4.3%	2.1
Allowance for loan losses to total nonperforming loans	173.30%	138.53%	176.88%	25.1%	(2.0)
Nonperforming loans to total loans	0.50%	0.67%	0.54%	(25.4)%	(7.4)
Nonperforming assets to total assets	0.47%	0.65%	0.60%	(27.7)%	(21.7)%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended:
	Jun. 30, 2020	Mar. 31, 2020	Jun. 30, 2019	Sequential Quarter % Change	Year over Year % Change
Sound Community Bank:
Total loans to total deposits	100.54%	99.49%	97.69%	1.1%	2.9%
Noninterest-bearing deposits to total deposits	20.52%	17.35%	16.60%	18.3%	23.6%
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$791,545	$724,600	$683,207	9.2%	15.9%
Average total equity for the quarter	$80,381	$78,637	$74,020	2.2%	8.6%

Media:	Financial:
Laurie Stewart	Daphne Kelley
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305